Exhibit 99.1

Briggs & Stratton Corporation Announces Adoption of New Rule 10b5-1 Plans By Executive Officers

Milwaukee, WI ─ September 10, 2015/PR Newswire/Briggs & Stratton Corporation (NYSE:BGG)

Briggs & Stratton Corporation (the “Company”) today announced that Todd J. Teske, Chairman, President & Chief Executive Officer, and William H. Reitman, Senior Vice President & President - Global Service, have entered into individual stock trading plans in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Messrs. Teske and Reitman informed the Company that under their trading plans they intend to sell 196,852 shares and 22,420 shares, respectively, of Company common stock that would be issued as a result of the exercise of stock options that will expire in August 2016. The purpose of each plan is to provide the executive officer with the ability to exercise his expiring options and sell the underlying Company common stock in an orderly manner and avoid concerns about the timing of the transactions.

The amount that each executive may realize from the exercise of any options will be the number of options exercised multiplied by the amount by which the net selling price(s) of the Company’s stock on the date(s) the stock options are exercised exceeds the exercise price of the stock options.

Other Company executives may from time to time adopt Rule 10b5-1 plans.

Kathryn M. Buono
Vice President, General Counsel
and Secretary

/CONTACT: Kathryn M. Buono, Vice President, General Counsel and Secretary, Briggs & Stratton Corporation, 414-259-5333/